UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2019

Lancaster Colony Corporation

(Exact name of registrant as specified in its charter)

Ohio	000-04065	13-1955943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

380 Polaris Parkway Westerville, Ohio	43082
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 224-7141

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Thomas K. Pigott as Chief Financial Officer

As of March 11, 2019, the Board of Directors of Lancaster Colony Corporation (the “Company”) appointed Thomas K. Pigott as Chief Financial Officer and Assistant Secretary of the Company, effective April 1, 2019. As Chief Financial Officer of the Company, Mr. Pigott will report to the Company’s Chief Executive Officer, David A. Ciesinski. Mr. Pigott shall also become the Company’s principal financial officer effective April 1, 2019. The Company’s current Chief Financial Officer, Douglas A. Fell, will continue to serve the Company as Vice President and Chief Financial Officer until April 1, 2019, at which time he shall transition to Transformation Program Officer.

A copy of the press release announcing Mr. Pigott’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Previously, Mr. Pigott served as Vice President of Finance and Chief Financial Officer of MGP Ingredients, Inc. from September 2015 to March 2019. Prior to joining MGP Ingredients, Inc., Mr. Pigott was the Vice President of Finance for the Meal Solutions Division of Kraft Foods Group, Inc. Mr. Pigott also served as Vice President of Finance for the Pizza Division of Nestle, S.A. Mr. Pigott received a bachelor of business administration degree from the University of Notre Dame and a master of business administration degree from the Kellogg School of Business Management at Northwestern University.

Terms of Employment

Mr. Pigott executed the Company’s offer letter on March 11, 2019. The following description of Mr. Pigott’s offer letter is a summary of its material terms and does not purport to be complete, and is qualified in its entirety by reference to the offer letter, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Pursuant to the terms of Mr. Pigott’s offer letter, Mr. Pigott will receive an annual base salary of $450,000, plus an annual performance based cash bonus award equal to 80% of his base salary respecting target level performance. On April 1, 2019, Mr. Pigott will be granted restricted stock and stock appreciation rights valued at approximately $400,000. The restricted stock will vest in full on the third anniversary of the grant date and the stock appreciation rights will vest in equal installments on each of the first three anniversaries of the grant date. Mr. Pigott will also receive a $50,000 lump sum cash payment to assist with his relocation costs. In addition, Mr. Pigott will be eligible to participate in the Company’s benefits provided to other senior executives as well as benefits available to Company employees generally.

Change in Control Agreement

As contemplated by the terms of Mr. Pigott’s offer letter, Mr. Pigott and the Company intend to enter into a change in control agreement on April 1, 2019, substantially in the form of Exhibit 10.1 attached to the Company’s quarterly report on Form 10-Q filed on October 31, 2016, which is attached hereto as Exhibit 10.2 and incorporated herein by reference. The following description of Mr. Pigott’s change in control agreement is a summary of its material terms and does not purport to be complete, and is qualified in its entirety by reference to the form of change in control agreement.

In the event that Mr. Pigott’s employment is terminated on or within 12 months following a change in control (as defined in the change in control agreement), either (A) by the Company without cause (as defined in the change in control agreement), or (B) by Mr. Pigott for good reason (as defined in the change in control agreement), Mr. Pigott would be entitled to a lump sum severance payment equal to the sum of: (i) accrued and unpaid salary, accrued and unpaid bonus from any prior completed fiscal year, and a pro-rated portion of Mr. Pigott’s bonus for the current fiscal year; (ii) two times the sum of (x) Mr. Pigott’s base salary; plus (y) his target level bonus for the current fiscal year; (iii) the sum of (x) Mr. Pigott’s unvested 401(k) balance; plus (y) two times the aggregate matching contributions payable by the Company into Mr. Pigott’s 401(k) account for the last completed calendar year; and (iv) continued health, dental, long-term disability and life insurance coverage for two years following his date of termination.

Notwithstanding the foregoing, the change in control agreement provides that Mr. Pigott’s change in control payments thereunder would be reduced by the minimum amount necessary to avoid penalties under Section 4999 of the Internal Revenue Code.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Offer Letter to Thomas K. Pigott.

10.2	Lancaster Colony Corporation Form of Change in Control Agreement (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q (000-04065), filed October 31, 2016.

99.1	Press Release, dated March 15, 2019, entitled “Lancaster Colony Corporation Announces Establishment of Transformation Program Office and CFO Transition.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lancaster Colony Corporation

Date: March 15, 2019	By:	/s/ Matthew R. Shurte
Matthew R. Shurte
General Counsel and Secretary

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